Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Fourth Quarter 2021 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s fourth quarter and full year 2021 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our fourth quarter and full year 2021 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA margin and adjusted EBITDA. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner:

Thanks Camilo, and good afternoon to those joining us today to discuss our fourth quarter and full year 2021 results. We are pleased to announce yet another solid quarter, which closes out an incredible 2021. It was a year of once again achieving major milestones in the business, while topping all key financial metrics compared to prior year. Today, I will first touch on our financial performance in the quarter and full year. Next, I will be discussing a transaction involving a key customer that impacted revenue in the fourth quarter. Then, I will be highlighting a key customer win – one of the largest contractual commitments we have received to date. Lastly, I will be discussing our continued execution against our goals of bolstering our foundation for growth over the next few years and, relatedly, provide you some color around how we view the business and our three-year base case outlook for the business, which Dan will elaborate on.

Now to the quarter. Total revenue increased 26% over prior year to $11.3 million. Platform revenue increased 25% to $10.8 million. Services revenue increased 31% to $0.5 million. Adjusted gross profit increased 33% to $8.3 million. Adjusted gross margin increased to 74% from 70% compared to the same period of 2020. Adjusted EBITDA increased 9% to $1.3 million. We generated $2.0 million in cash from operations, and we finished the quarter with $34.3 million in cash and cash equivalents.

For the full year, total revenue increased 27% to $44.0 million. Platform revenue increased 31% to $42.5 million. Services revenue decreased 25% to $1.5 million. Adjusted gross profit increased 41% to $32.8 million. Adjusted gross margin increased to 75% from 67%. Adjusted EBITDA increased 85% to $10.9 million. Net income was $0.7 million compared to a loss of $6.8 million in prior year. We generated $8.9 million in cash from operating activities for the year ended December 31, 2021, compared to generating $6.5 million in cash from operating activities for the same period in 2020.

With fourth quarter behind us, we are very optimistic about 2022 as we are off to a great start. The first two months have us tracking for a record revenue quarter.

Turning back to fourth quarter, as many of our investors know, we are always swimming a bit upstream in the quarter due to its seasonality, and the fact that less business days in the quarter resulting from holiday periods impacts our transactional revenue. In addition to this seasonality, during the fourth quarter, one of our larger strategic integration customers in the real estate segment was acquired by a multi-billion-dollar information solutions provider. As often happens with acquisitions, the acquirer sought to exploit synergies with its new acquisition by integrating the acquirer’s existing data feeds into our customer’s solutions. As a result, we were moved down the waterfall – in other words, the customer would now be primarily relying on its parent’s data sources. Let me be crystal clear that this had nothing to do with the customer’s satisfaction, or lack thereof, with our products and solutions. This was just business. As a result, we saw a negative $0.3 million impact to our revenue in the fourth quarter. We believe this customer will see a material degradation in the quality of the data by migrating away from us and, in fact, we’ve already heard from several end users of the customer who have contacted us inquiring about potentially accessing our data directly because they are seeing degradation.

We are excited to announce that, at the end of the fourth quarter, we closed one of the largest contractual commitments in our history with a customer in the online investigative space. We tested against other providers and won this business. It is a $2.4 million contract, with a minimum commitment of $100 thousand per month for twenty-four months. These are the types of much larger opportunities we are pursuing and that are within our growing pipeline. It is due to our cloud-native platform architecture, data accuracy, and customer-centric approach that we won this opportunity, and we are confident we will continue to win more of these types of opportunities in 2022 and beyond.

Now, to our goals for 2022. This year, our goals center around the continued execution of the strategic plan that we implemented last year. Namely, reinvesting in our business to further enhance the competitive lead of our cloud-native technology platform, developing innovative solutions, and complementing our teams with additional bandwidth to expand within our existing customer base and to onboard large enterprise customers across industries. With a strong balance sheet and solid cash flow generation, we are well positioned to invest in our key assets. We are enhancing the thought leadership and depth of various teams in laying the groundwork for accelerated product development and commercialization in 2022 and the following several years. We are adding data scientists and engineers in product development, team members in infrastructure, marketing, and sales, and we are expanding product and new business development teams in segments including public sector, financial services, real estate and identity in general.

Lastly, in order to provide a bit more clarity, I’d like to share with you how management views the business over the next three-year period. The red violet team has built an incredible company over the last few years, and I thank each and every team member for their hard work and their dedication. We have truly unique assets. We have all the tools in place to expand the business significantly over the long-term. Given our positioning, our three-year base case outlook has us reaching or exceeding annual revenue of $100 million, adjusted gross margin of over 80%, and adjusted EBITDA margin approaching 40%.

With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan:

Thank you, Derek, and good afternoon. 2021 was another great year for red violet. We are extremely pleased with our strong revenue growth across the board, continued margin expansion at both the gross and adjusted EBITDA level and of course achieving GAAP profitability. We continue to prove the unique capabilities and leverage of our business model which allows us to grow a healthy top line while also expanding margins at the bottom line. We see secular tailwinds in the markets we serve and strong demand for our solutions and the use cases they solve for. As we reflect a bit on where we stand today, I do want to provide some color on what the business will look like financially over a three-year time horizon.

As Derek discussed early, we have a very strong balance sheet and are generating cash flow. We have never been in a better position as a business than where we are today. We are now leveraging our strong balance sheet and healthy cash flow to reinvest in the business, with the purpose of accelerating our growth and market penetration in 2022 and beyond. This investment will mostly be in the form of human capital. As we look to capture market share of medium and larger enterprise customers, now is the time to expand the capabilities, depth and efficiency of our team. Our accomplishments as a team over the last several years have been impressive, but even more so when you consider the bandwidth within the organization during that time. In 2022, we are adding to our product development and infrastructure teams with a focus towards condensing the time it takes to deliver our robust product roadmap to market. We are expanding our go-to-market capabilities in a number of key strategic areas, including identity, property solutions, financial services and the public sector. We believe this investment will solidify our growth story for years to come. As we have said many times previously, we do not run this business quarter-to-quarter, but rather focus on building the business brick-by-brick, creating a foundation for what will ultimately be a multi-billion-dollar market cap company.

So, what does that mean for our P&L in 2022 and beyond? Because of our operational leverage, we believe we can make these investments with little sacrifice to the profitability of the business in 2022, with an expectation that we will continue to maintain healthy adjusted EBITDA margin in 2022 in the range of 20 to 25%. As Derek highlighted, when we look at the broader base case for the business over a three-year time horizon, and this would be purely from an organic perspective, we are targeting our annual revenue to reach or exceed $100 million. Given the strong operating leverage of our business, we believe the $100 million in annual revenue will produce adjusted gross profit in excess of $80 million, meaning our adjusted gross margin will exceed 80%. We see those dollars flowing nicely to the bottom line, producing $35 million to $40 million in adjusted EBITDA, meaning our adjusted EBITDA margin will be in the range of 35 to 40%. Based on the investments we are making today and the returns we are already starting to see as a result of these investments, we are highly confident in hitting these base case numbers within three years. With that view towards the future, let’s now dive into our fourth quarter results.

For clarity, all the comparisons I will discuss today will be against the fourth quarter of 2020, unless noted otherwise.

As we have discussed in the past, the fourth quarter historically is a seasonally slower growth quarter for the business. In addition, as Derek discussed in his commentary, one of our strategic integration customers was acquired by a multi-billion-dollar information services company. This customer contributed approximately $0.6 million in quarterly revenue in 2021. As part of their acquisition synergies, the acquirer moved us down in their waterfall, electing instead to use internal data resources as the primary data source to power their solution. Although we are disappointed in the revenue loss from this customer, this was not, as Derek explained earlier, the result of any deficiency in our business or from our solutions. In fact, we are already hearing rumblings in the market from their end users that after the acquisition, their data has gone downhill and some of those end users have approached us directly. While this is anecdotal at this point, we do see a possibility of capturing back some of that lost revenue in the near-term. As a result of this customer moving us down in their waterfall, we saw a negative $0.3 million impact to our revenue in the fourth quarter. If you bifurcate that impact and look at the overall numbers, I’m pleased with how the business performed to close out the year and extremely excited about our start to 2022, with the first quarter shaping up to be a record revenue quarter for us.

Now, moving on to the fourth quarter results, total revenue was $11.3 million, a 26% increase over prior year. Platform revenue increased 25% to $10.8 million. Services revenue increased 31% to $0.5 million. We produced an adjusted gross margin of 74%, up 4-percentage points. Adjusted EBITDA for the quarter was $1.3 million, up 9% over prior year. Adjusted EBITDA margin for the quarter was 12% compared to 13% in prior year.

Overall, we are seeing strong pipeline development at a higher-tier customer level and making significant progress to move up market in both the size and volume potential of medium and larger enterprise prospects. In 2021, we had 47 customers contributing over $100 thousand in annual revenue, compared to 34 customers in 2020. As we continue to invest in our strategic go-to-market capabilities, we are confident we will continue to see nice growth in annual revenue per customer as we land more enterprise level prospects.

Continuing through the details of our P&L, as mentioned, revenue was $11.3 million for the fourth quarter, consisting of revenue from new customers of $0.9 million, base revenue from existing customers of $9.1 million and growth revenue from existing customers of $1.2 million. Our IDI billable customer base grew by 234 customers sequentially from the third quarter, ending the fourth quarter at 6,548 customers. FOREWARN added over 8,000 users during the fourth quarter, ending the quarter at 82,419 users. I would like to provide some additional color on the IDI billable customer count. During the fourth quarter we implemented and began testing an account management initiative to reengage some of our smaller transactional customers who had gone inactive over the last six months.

These transactional customers spend less than $20 a month on average. The goal of the initiative is to transition the account management of our smaller transactional customers to a more automated process with less direct sales personnel involvement. This will allow our sales and account management teams to focus on customers with greater ROI. If you back out some of the noise from this engagement initiative, our IDI customer base would have remained relatively flat sequentially from the third quarter. In 2022, removing some of the noise we expect to see from this initiative, including some of these smaller customers potentially going inactive again, we expect to add between 100 to 150 new IDI customers on average per quarter and 7,500 to 8,500 new FOREWARN users on average per quarter.

Our contractual revenue was 79% for the quarter, a 2-percentage point increase over prior year. Our revenue attrition percentage was 4%, compared to 11% in prior year. We expect our revenue attrition percentage to trend between 5% and 10% for the foreseeable future.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.2 million or 9% to $2.9 million. This $0.2 million increase was a result of an increase in data acquisition costs. Adjusted gross profit increased 33% to $8.3 million, producing an adjusted gross margin of 74%, a 4-percentage point increase over fourth quarter 2020.

Sales and marketing expenses increased $0.2 million or 13% to $2.2 million for the quarter. This increase was due primarily to an increase in sales commissions and other selling expenses. The $2.2 million of sales and marketing expense for the quarter consisted primarily of $1.2 million in employee salaries and benefits and $0.6 million in sales commissions.

General and administrative expenses increased $1.2 million or 25% to $6.2 million for the quarter. This increase was primarily the result of a $1.5 million increase in employee salaries and benefits, which includes a $0.8 million increase in year-end bonuses as part of our company discretionary bonus plan. This increase was partially offset by a $0.2 million decrease in non-cash share-based compensation expense. The $6.2 million in general and administrative expenses for the quarter consisted primarily of $3.4 million of employee salaries and benefits, $1.3 million of non-cash share-based compensation expense, and $1.0 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.3 million or 23% to $1.5 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Loss before income taxes narrowed $0.3 million or 15% to $1.6 million for the quarter.

We reported a loss of 14 cents per share for the quarter based on a weighted average share count of 13.2 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $34.3 million at December 31, 2021, compared to $13.0 million at December 31, 2020. Current assets were $38.6 million compared to $16.7 million and current liabilities were $3.5 million compared to $5.0 million.

We generated $8.9 million in cash from operating activities for the year ended December 31, 2021, compared to generating $6.5 million in cash from operating activities for the same period in 2020.

We generated $5.7 million in free cash flow in 2021, compared to generating $0.3 million in 2020. We calculate our free cash flow by using adjusted EBITDA and subtracting the cash we use for capital expenses such as property, equipment and capitalized intangible asset costs, all found on our statement of cash flows.

Cash used in investing activities was $5.2 million for the year ended December 31, 2021, mainly the result of $5.0 million used for software developed for internal use. Cash used in investing activities in prior year was $5.7 million.

Cash provided by financing activities was $17.6 million for the year ended December 31, 2021. This was the result from the net proceeds of $21.0 million in growth financing through the sale of 552,915 shares of common stock at a price of $38.00 per share. This was offset by $3.3 million of cash used for the taxes paid for the net settlement of approximately 143,000 shares of restricted stock units, meaning we repurchased and then retired in to treasury approximately 143,000 shares of Company stock during the year.

In closing, coming off an incredible year in 2021 for red violet, I’m even more excited about 2022 and beyond. Our balance sheet is stronger than it has ever been. We are generating healthy cash flow. We our building upon an already stellar team of business and technology leaders. We are strengthening our go-to-market capabilities and have the strongest opportunity pipeline that we have ever had. We are confident 2022 will be another record year for red violet.

With that, operator will now open the line for Q&A.

Operator:

As a reminder to ask a question, you will need to press * 1 on your telephone and to withdraw a question, just press the # key. Once again, that’s *1 for questions, *1 for questions.

Our first question come from the line of Walter Bellinger from Mayflower Capital. You may begin.

Walter Bellinger:

Hey guys, thanks for taking my question. So I see you included through your outlook and your earnings release and had some commentary around that in the earnings call today. It's obviously very exciting to think that you can get this business to $100 million in revenue with 40% EBITDA margins in the next three years. This is the first time that I'm aware of, though, that you've provided any kind of target or outlook for the business. So I guess, I was just kind of wanted to understand your thinking on providing that.

Derek Dubner:

Sure. Thanks, Walter. Thanks for the question. It's Derek. You are correct. Traditionally, we have not and do not provide guidance. With that said, we do want to provide the investment community with management's targets over the next three years, and how the operational leverage of the business will continue to expand as we approach $100 million in annual revenue. Although we're making investments in personnel in 2022, these investments will create a foundation for our business that will provide a new baseline of operations and will afford us tremendous leverage in 2023 and 2024 to incrementally expand margins as we outlined in our base case outlook.

Walter Bellinger:

Great, thanks. That’s helpful. Thanks guys.

Derek Dubner:

Great, thanks Walter.

Operator: Once again, that’s *1 for questions, *1. Our next question comes from the line of Brandon Austin from Venator. You may begin.

Brandon Austin:

Hey guys, how are you doing?

Derek Dubner:

How are you Brandon?

Brandon Austin:

Good, thanks. So just looking at the customer that was acquired. So that was a -- there's a $300,000 impact in the quarter. Were those -- was that like -- was that a customer that contributed like every quarter? Are they like a Q4 customer? Or how do I -- how do I think about that on an annualized basis?

Dan MacLachlan:

Yes. And this is Dan. Thanks for the question. So on an annualized basis, they were contributing about $0.6 million a quarter. So when you think about it from an annualized basis, that's kind of really what the potential impact would be. In fourth quarter, we talked about $0.3 million in negative impact to the revenue line. First quarter, we would expect to see a little bit more than that. We're still in their waterfall. So we still are earning revenue from that customer. But because they've moved us down in the waterfall, we would expect a little bit more impact in Q1 as a result.

Brandon Austin:

Okay. But you guys said that you think you're already on pace for a record Q1 anyways?

Derek Dubner:

It's Derek, Brandon. So nice to talk to you again. Yes, as of the first two months of the year closed out, we are on pace for record revenue quarter.

Brandon Austin:

Okay. So you guys must be doing really well to make up for that because you're talking of a record revenue quarter or record Q1?

Derek Dubner:

Record revenue quarter. Yes, obviously, we're excited, Brandon. The business is coming along. And like I said in our commentary that business is business, and this will happen. Companies get acquired. As we all know, the first thing they do is look for exploiting some synergies. And sometimes there's nothing you can do about it until perhaps the opportunity arises again.

Brandon Austin:

Right. Okay. So it's impressive given what you're going to be lapping from last year with a $0.5 million headwind or something. And then your multiyear target there. Am I reading that right? So that's indicative of like a 30% annualized growth rate you guys are hoping for?

Dan MacLachlan:

Yes, this is Dan. That's correct. That's correct.

Derek Dubner:

That is a base case outlook, Brandon, that's a base case for us. Obviously, we're running the business to exceed that, but we feel comfortable putting that out as a base case. And again, so the investment community can get a little bit of insight into how we view the business and the operational leverage of the business.

Brandon Austin:

Okay. Like that's a pretty high rule of 40 combined number that you guys are suggesting as possible in 2024. That puts you up there with the best of them.

Derek Dubner

Yes. I don't know to say other than as far as building these companies before, we've seen those type of numbers and those type of margins. And so if we're executing the way we expect to be executing and how we're planning, then we hope to meet or exceed that.

Brandon Austin:

Okay. And where does the added staffing come in? So I guess you guys said you still hope to do 20%, 25% EBITDA this year. Does the added staffing come in the capitalized software development part of the equation? Or where is -- where are you guys adding people?

Dan MacLachlan

Yes. So this is Dan. So Brandon, a portion of that will come in the capitalized software side because we are adding product development and a portion of that product development is capitalized through internal developed software. But other areas, of course, is infrastructure and kind of sales and go-to-market resources.

So when we look at 2022, the expectation is we're looking to add more than 50 members to the team over the course of 2022. So a good portion will come through G&A expense, then some will come through selling expense.

Brandon Austin:

Okay. And you guys didn't give a range for 2022 on the top line, right? Just the bottom line?

Dan MacLachlan:

We did not give a range in 2022 on the top line. The only guidance, if you will, we gave is kind of where EBITDA margins are going to be in 2022.

Brandon Austin:

And I mean you guys sort of threw a 30% annualized growth rate out there, like is it going to go -- - is that going to be linear? Or not to put too fine a point on it?

Dan MacLachlan:

Yes. I think today, we're not going to put too fine a point on it, if you will. I think looking at the business on average around a 30% growth marker year-over-year is a good way to look at it. I think, obviously, each year, as you grow off a bigger base, that percentage becomes a little bit difficult, if you will, to continue to make. But with that said, looking at our prospect pipeline and really what we're looking at from kind of a medium and larger-sized enterprise prospect today, I think a 30% year-over-year kind of average from a linear standpoint is a good way to look at it.

Brandon Austin:

Okay. And just a semi off topic but did you guys see the announcement out of match.com today (they are the Tinder guys)? So they basically said that they’re now doing a background search – online background search with a company called Garbo that I’ve never heard of. I don’t know if you guys saw that, but is that the type of service that you guys would ever think you could do for maybe even like their competitors or something where you – it’s like an instant background check for people before they go on dates or whatever?

Derek Dubner:

Yes. Thanks, Brandon. It's Derek. It is something that we've looked at. You should know that today, we do power online investigative systems out there in both business and the consumer segment. So we're already in that space. When it comes to this criminal search, if you will, in the dating space, we have all the capabilities to provide that now and could easily do so. It's just a matter of opening it up to a consumer search and a dating site like that, which has its own risks and rewards I might add.

Brandon Austin:

True, maybe you just call Bumble tomorrow or something. Alright, that’s good. Thanks guys.

Derek Dubner:

Great, always good to talk to you, Brandon. Thank you.

Dan MacLachlan:

Thanks Brandon.

Operator:

And that's all the time we have for Q&A today. I'll turn the call back over to Derek for any closing remarks.

Derek Dubner:

Thank you. The red violet team delivered yet another terrific year. It was a year of achieving major milestones, while executing upon our strategic plan for future growth. With a strong balance sheet and generating free cash flow, we are well positioned for expansion of our business with an eye towards acceleration of growth in the coming years. Our unique assets in the way of our cloud-native platform, unified data assets, and innovative solutions continue to be recognized by the marketplace as we expand into larger enterprises. As always, thank you to our team members, our customers and our shareholders for their support. Good afternoon.

Operator:

This concludes today’s conference call. Thank you for participating. You may now disconnect. Everyone, have a great day.